LINGO MEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

LINGO MEDIA INC.

December 31, 2003 and 2002

CONTENTS

Auditors’ report

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements Cash Flows

Notes to Consolidated Financial Statements

AUDITORS’ REPORT

To the Directors of

Lingo Media Inc.

We have audited the consolidated balance sheet of Lingo Media Inc. as at December 31, 2003 and 2002, and the consolidated statements of operations, deficit, and cash floes for the years then ended. These consolidated financial statements are the responsibility of the corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. And audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the corporation as at December 31, 2003 and 2002, and the results of operations and its cash flows for the years the ended in accordance with Canadian generally accepted accounting principles.

Toronto, Ontario	MINTZ & PARTNERS LLP

April 21, 2004	CHARTERED ACCOUNTANTS

LINGO MEDIA INC.

Consolidated Balance Sheets

December 31	2003	2002

Assets
Current assets:
Cash	$ 232,502	$ 79,871
Accounts receivable (note 2)	528,092	601,379
Loan receivable (note 3)	17,315	18,815
Inventory	29,109	34,243
Prepaid expenses	16,667	85,623

	823,685	819,931

Property and equipment, net (note 4)	41,848	45,742
Developments costs, net (note 5)	706,672	727,641
Acquired publishing content, net (note 6)	194,343	265,012
Software development costs, net (note 7)	31,046	72,440

$ 1,797,594	$ 1,930,766

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$ 145,197	$ 166,822
Accrued liabilities	32,048	30,373
Current portion of long-term debt (note 8)	-	106,274

	177,245	303,469

Shareholders’ equity:
Capital stock (note9 (a))	3,341,875	3,113,949
Deferred stock based compensation	(23,000)	(45,208)
Deficit	(1,698,526)	(1,441,444)

	1,620,349	1,627,297

Commitments (note 17)

$ 1,7979,594	$ 1,930,766

See accompanying notes to consolidated financial statements.

On behalf if the Board:

________”Richard Boxer”___________ Director

________”Michael Kraft”____________ Director

LINGO MEDIA INC.

Consolidated Statements of Operations and Deficit

For the years ended December 31	2003	2002

Revenue (note 14 & 15)	$ 1,017,817	$ 1,329,120
Cost of sales	171,471	444,275

Margin	846,346	884,845

General and administrative	607,583	474,160

Income before interest, taxes and amortization	238,763	410,685

Amortization	256,832	256,031
Interest on long-term debt	70,054	45,453
Amortization of stock based compensation	25,708	4,792

352,594	306,276

(Loss) Income before the undernoted items	(113,831)	104,409

Gain on issue of shares by subsidiary (note 16)	-	101,588

(Loss) Income before income taxes and other taxes	(113,831)	205,997

Income taxes and other taxes (note 10)	143,251	138,122

Net (Loss) Income for the year	(257,082)	67,875

Deficit, beginning of year	(1,441,444)	(1,509,319)

Deficit, end of year	$ (1,698,526)	$ (1,441,444)

(Loss) earnings per share (note 9)	$ (0.01)	$ 0.00

Weighted average number of common shares outstanding (note 9)	18,727,636	16,023,289

See accompanying notes to consolidated financial statements.

LINGO MEDIA INC.

Consolidated Statements of Cash Flows

December 31	2003	2002

Cash flows provided by (used in):
Operations:
Net (loss) income for the year	$ (257,082)	$ 67,875
Items not affecting cash:
Amortization of stock based compensation	25,708	4,792
Amortization of property and equipment	9,414	10,678
Amortization of development costs	135,353	133,289
Amortization of acquired
Publishing content	70,670	70,669
Amortization of software
Development costs	41,395	41,395
Gain on issue of shares by subsidiary	-	(101,588)
Change in non-cash balances related to operations
Grants receivable	(139,332)	(54,000)
Accounts receivable	375,795	(540,617)
Accounts receivable factoring	(163,176)	330,040
Loan receivable	1,500	15,568
Inventory	5,134	(34,243)
Prepaid expenses	6,512	(32,965)
Work in progress	-	100,380
Account payable	(21,625)	1,592
Accrued liabilities	1,674	(10,627)

91,940	2,238

Financing:
Increase in long-term debt	100,000	348,331
Repayment of long-term debt	(206,274)	(707,634)
Issuance of capital stock	333,114	370,000
Share issuance costs	(45,629)	(26,942)
Issuance of capital stock by subsidiary	-	101,588

181,211	85,343

Investing:
Purchase of property and equipment	(6,135)	(4,870)
Development costs	(114,385)	(10,313)

(120,520)	(15,183)

Increase in cash	152,631	72,398
Cash, beginning of year	79,871	7,473

Cash, end of year	232,502	79,871

Supplemental cash flow information:
Interest paid	$ 15,219	$ 57,553

See accompanying notes to consolidated financial statements.

LINGO MEDIA INC.

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

Lingo Media Inc. (the "Company") develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school and retail bookstore market in China and for educational school market in Canada.

1.

Significant accounting policies:

(a)

Basis of presentation:

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Significant differences between Canadian generally accepted accounting principles and United States generally accepted accounting principles, as they relate to these consolidated financial statements, are explained in Note 18.

These consolidated financial statements include the accounts of the Company and its subsidiaries, Lingo Media Ltd., Lingo Media International Inc. and EnglishLingo, Inc.  All significant intercompany transactions and balances have been eliminated.

(b)

Revenue recognition:

Royalties are recognized as revenue when the sale of the underlying products is confirmed and collectibility is assured.

Revenue from the sale of published and supplemental products is recognized upon delivery and as long as all vendor obligations, which consist primarily of obtaining customer acceptance, have been satisfied.  Amounts received in advance of revenue recognition are recorded as customer deposits.

(c)

Accounts receivable:

The Company factors certain of its accounts receivables. The company reports accounts receivable net of factoring amount once the risk of collection of factored accounts receivable, due to non-payment from the customer, is covered under the insurance policy. The factored accounts receivable are backed by an insurance policy through Export Development Corporation.

(d)

Inventory:

Inventory is recorded at the lower of cost and net realizable value.

(e)

Property and equipment:

Property and equipment are recorded at cost and are amortized over their respective estimated useful life on a declining-balance basis at 20% per annum. The Company’s policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable.

(f)

Development costs:

The Company has capitalized pre-operating costs relating to establishing a business base in the United States and the development of business in China.  Pre-operating costs are capitalized until the commencement of commercial operations and then amortized on a straight-line basis, over a maximum of five years.  The carrying value is assessed on a periodic basis to determine if a write-down is required. Technology costs and web development costs included in deferred development costs are capitalized in accordance with Section 3062 ("goodwill and other intangible assets") and EIC Abstract 118 ("Accounting for Costs Incurred to Develop a Web Site"), of the C.I.C.A. Handbook. Development costs are amortized on a straight-line basis over a maximum of five years.

(g)

Acquired publishing content:

The costs of obtaining the English as a Foreign Language ("EFL") program entitled "Communications: An Interactive EFL Program" and an international folktale series entitled "Stories Lost and Found: The Universe of Folktale" have been capitalized and are being amortized over a five-year period.  The Company regularly reviews the carrying values of its acquired publishing content.  The Company supports the carrying value of these assets based on the undiscounted value of expected future cash flows.  If the carrying value exceeds the amount recoverable, a write-down of the asset to estimated fair value is charged to the consolidated statement of operations.

(h)

Software development costs:

The Company has deferred software development costs incurred in connection with a computer software program to be used by children in reading and writing that promote and facilitate the development of communication skills in the English language.  Software development costs are deferred once technological feasibility for a product is established.  Software development costs are amortized on a straight-line basis over a maximum of three years. Technological feasibility is established when the Company has completed all planning, designing, coding and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The Company regularly reviews the carrying values of its software development costs.  The Company supports the carrying value of these assets based on the undiscounted value of expected future cash flows.  If the carrying value exceeds the amount recoverable, a write-down of the asset to estimated fair value is charged to the consolidated statements of operations.

(i)

Future income taxes:

The Company follows the asset and liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for income tax purposes.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recorded in the financial statements if realization is considered more likely than not.

(j)

Foreign currency translation:

Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rates prevailing at the consolidated balance sheet dates.  Non-monetary assets and liabilities are translated at historical rates.  Transactions in foreign currencies are translated into Canadian dollars at the approximate rates prevailing at the dates of the transactions.  Foreign exchange gains and losses are included in loss or gain for the year.

The Company's integrated foreign operations are translated into Canadian dollars at exchange rates prevailing at the consolidated balance sheet dates for monetary items and at exchange rates prevailing at the transaction dates for non-monetary items.  Revenue and expenses are translated at exchange rates prevailing during the year.  Exchange gains and losses are included in loss or gain for the year.

(k)

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at December 31, 2003 and December 31, 2002 and the reported amounts of revenue and expenses during the years then ended.  Actual results may differ from those estimates.  Significant areas requiring the use of management estimates related to the useful lives and impairment of capital assets, development costs, acquired publishing content and software development costs.

(l)

Earnings (loss) per share:

Earnings (Loss) per share is computed using the weighted average number of common shares that are outstanding during the year.  Diluted earnings per share is computed using the weighted average number of common and potential common shares outstanding during the year.  Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

(m)

Stock-based compensation plan:

Effective January 1, 2002, the Company adopted the new CICA Handbook Section 3870, which requires that a fair value based method of accounting be applied to all stock-based payments to non-employees and to direct awards of stock to employees.  However, the new standard permits the Company to continue its existing policy of recording no compensation cost on the grant of stock options to employees but instead provide pro forma information.  The Company has applied the pro forma disclosure provisions of the new standard to awards granted on or after January 1, 2002.  The pro forma effect of awards granted prior to January 1, 2002 has not been included.

The standard requires the disclosure of pro forma net earnings and earnings per share information as if the Company had accounted for employee stock options under the fair value method.  The fair value of the options issued in the year is determined using the Black-Scholes option pricing model.  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to income over the vesting period.  For the year ended December 31, 2003, the Company’s pro forma net loss will increase by $8,842 (2002:Nil) due to the options issued to employees.

Employees

The company has chosen to recognize no compensation when stock options are granted to employees and directors under stock option plans with no cash settlement features. Pro-forma net income and earning per share, as if the fair value based accounting method had been used to account for stock-based compensation cost, are provided.

Non-employees

For stock-based compensation issued to non-employees, the company recognizes an asset or expense based on the fair value of the equity instrument issued.

2.

Account Receivable:

Accounts receivables consist of:

2003	2002

Trade receivables at face amount	$ 501,624	$ 877,419
Factored receivables (i)	(166,864)	(330,040)

	334,760	547,379

Grant receivables (ii)	193,332	54,000

Total	$ 528,092	$ 601,379

(i)

The Company factored certain of its receivables with its bank. The factoring agreement is backed by an insurance policy through the Export Development Corporation to minimize any exposure that the company may face in case of the non-payment from the customer.

(ii)

Grant receivable (note 11) is used to reduce general and administrative expenses relating to the Company’s publishing projects.

3.

Loan receivable:

The loan receivable, which is due from a non-related party, is due on demand, bears interest at 8.5% per annum, and is secured by a personal guarantee of the non-related party.

4.

Property and equipment:

Property and equipment consists of the following:

2003	2002

Office equipment:
Cost	$ 107,605	$ 101,470
Less: accumulated amortization	(65,757)	(55,728)

$ 41,848	$ 45,742

5.

Development costs:

Development costs consist of the following:

2003	2002

Cost	$ 1,259,796	$ 1,145,410
Less: accumulated amortization	(553,124)	(417,769)

$ 706,672	$ 727,641

6.

Acquired publishing content:

Acquired publishing content consists of the following:

2003	2002

Cost	$ 353,349	$ 353,349
Less: accumulated amortization	(159,006)	(88,337)

$ 194,343	$ 265,012

7.

Software development costs:

Software development costs consist of the following:

2003	2002

Cost	$ 124,184	$ 124,184
Less: accumulated amortization	(93,138)	(51,744)

$ 31,046	$ 72,440

8.

Long-term debt:

2003	2002

Bank loan, repayable in monthly instalments of $ 4,225 plus interest, bearing
Interest at prime, secured by a general security agreement, maturing
November 23, 2002. During the year, the bank offered to extend the terms of
Repayment by an additional six months thereby the loan matured on
June 23, 2003	-	12,675
Shareholder loan, bearing interest at 12 % per annum and due on demand	-	93,599

	-	106,274

Less current portion	-	(106,274)

$ -	$ -

9.

Capital stock, warrants and stock options:

(a)

Authorized:

Unlimited preference shares, no par value

Unlimited common shares, no par value

The following details the changes in issued and outstanding common shares for the two years ended December 31, 2003:

Common shares

Number	Amount

	17,033,827	$ 2,720,891
Balance, December 31, 2001
Issued:
Private placement (i)	3,700,000	370,000
Less: Share issue costs	-	(26,942)
Stock based compensation	-	50,000

Balance, December 31, 2002	20,733,827	3,113,949
Issued:
Warrants exercised (i)	2,751,780	327,213
Stock options exercised	59,000	5,900
Less: Share issue costs	-	(108,687)
Stock based compensation	-	3,500

Balance, December 31, 2003	23,544,607	$ 3,341,875

(i)

During March 2002, the Company completed a private placement of 3,700,000 common shares and 2,775,000 Class D Purchase Warrants for cash proceeds, net of issue costs of $343,058.  The Class D Purchase Warrants entitled the holder to acquire one common share for a price of $0.10 per share for each warrant.  The Class D Purchase Warrants were originally to expire March 30 2003. 150,000 warrants were exercised in March 2003. The unexercised warrants, 2,625,000 Class D Purchase Warrants, were extended to expire on December 31, 2003 at an exercise price of $0.12 per share. 2,601,780 of these warrants were exercised and the balance expired.

(ii)

Escrowed Shares:

On April 30, 1997, the Company entered into a performance escrow agreement in Form C of the TSX Venture Exchange (formerly Canadian Venture Exchange) (the “Exchange”) with ComputerShare Investor Services Inc. (formerly “Montreal Trust Company of Canada”) and certain security holders (the “Escrow Agreement”). The Escrow Agreement related to the escrow of certain common shares of the Company issued upon completion of the reverse take over transaction between Lingo Media Ltd. (formerly “Alpha Corporation”) and Lingo Media Inc. (formerly “Alpha Ventures Inc.”). in 1997. At the time of the transaction, 2,860,528 common shares (the “Escrowed Shares”) were subject to a performance escrow agreement (“Performance Escrow Agreement”). These shares are now subject to a new escrow agreement (“Time Release Escrow Agreement”) made as of December 10, 2002 whereby the Escrowed Shares will be released on a timed-release basis rather than the performance based release provisions of the Performance Escrow Agreement. During 2003, 722,635 shares were released from Escrow.  Under the Time Release Escrow Agreement, the remaining 2,137,903 Escrowed Shares will be released, pro rata to the security holders, as follows:

Release Date	Number of Escrowed Shares to be released

February 28, 2004	427,581

August 28, 2004	427,581

February 28,2004	427,581

August 28, 2005	427,580

February 28, 2006	427,580

(b)

Deferred Stock Based Compensation:

December 31, 2001	$ -
Stock based compensation during 2002
(50,000)
Amortization of stock base compensation	4,792

December 31, 2002	$ -
(45,208)
Stock based compensation during 2003	(3,500)
Amortization of stock based compensation	25,708

December 31, 2003	$ -
(23,000)

(c)

Stock option plan:

In November 1996, the Company adopted a stock option plan (the “1996 Plan”).  The 1996 Plan was established to encourage ownership of common shares by directors, senior officers, employees and consultants of the Company.  The maximum number of shares which may be reserved for issuance under the 1996 Plan is limited to 1,078,000 common shares, provided that the board has the right, from time to time, to increase such number subject to shareholder and regulatory approvals.  The maximum number of common shares that may be reserved for issuance to any one person under the 1996 Plan is 5% of the common shares outstanding at the time of the grant (calculated on a non-diluted basis) less the number of shares reserved for issuance to such person under any option to purchase common shares granted as a compensation or incentive mechanism.  The exercise price of of each option cannot be less than the market price of the shares on the day immediately preceding the day of the grant, less any discount specifically permitted by the TSX Venture Exchange.  The exercise period of the options granted can not exceed five years. The directors of the Company may from time to time amend or revise the terms of the 1996 Plan or may terminate it Plan at any time.

During May 2000, the Company adopted another stock option plan (the “2000 Plan”) for the benefit of the directors, officers, employees and consultants of the Company. The 2000 Plan was amended and restated in June 2002 to increase the maximum number of common shares which may be reserved for issuance under the 2000 Plan from 2,384,074 to 4,416,765 less the number of shares reserved for issuance pursuant to options granted under the 1996 Plan, provided the number of shares set aside for issuance at any time under the 2000 Plan do not exceed 10% of the Company’s then issued and outstanding common shares.  The Board of Directors have the right, from time to time, to increase such number subject to the approval of the relevant exchange on which the shares are listed and the approval of the shareholders of the Company.  The maximum number of common shares which may be reserved for issuance to any one person under the 2000 Plan is 5% of the common shares outstanding at the time of the grant less the number of shares reserved for issuance to such person under any option to purchase common shares granted as a compensation or incentive mechanism.

The exercise price of each option cannot be less than the market price of the shares on the day immediately preceding the day of the grant, less any discount specifically permitted by the TSX Venture Exchange. The exercise period of the options granted can not exceed five years.  Options granted under the 2000 Plan vest over an 18 month period with no greater than 16.67% of any options granted to an optionee vesting in any three month period or such longer period as the Board may determine.  The Board of Directors may from time to time amend or revise the terms of the 2000 Plan or may terminate it at any time.

Changes for the stock option plans during the years ended December 31, 2003 and 2002 are as follows:

2003	2002

	Weighted		Weighted
Number of	Average	Number of	Average
Shares	Exercise price	Shares	Exercise price

Options outstanding, beginning of year	2,498,340	$ 0.20	1,895,000	$ 0.43
Options granted	89,166	0.10	695,000	0.10
Options exercised	59,000	0.10	-	-
Options cancelled	-	-	(91,660)	0.19
Options expired	285,000	0.20	-	-

Options outstanding, end of year	2,243,506	0.19	0.20

Options exercisable, end of year	2,026,006	$ 0.20	1,831,665	$ 0.23

The following table summarizes information about stock options outstanding at December 31, 2003:

Options outstanding	Options exercisable

Weighted
Average
		Remaining	Weighted		Weighted
	Number	Contractual	Average	Number	Average
Range of exercise prices	Outstanding	Life	Exercise price	Outstanding	Exercise price

$ 0.10 - $ 0.14	1,405,166	3.11	$ 0.11	1,187,666	$ 0.11
$ 0.20 - $ 0.22	458,340	1.10	0.21	458,340	0.21
$ 0.45- $ 0.50	380,000	1.66	0.49	380,000	0.49

All vested options are exercisable as of December 31, 2003.

(d)

Fair value of option:

The weighted average grant-date fair value of stock options granted to employees and directors during 2003 has been estimated at $0.08 using the Black-Scholes option-pricing model. For purpose of proforma disclosures, the estimated fair value of the options granted after January 1, 2002 is amortized to expense over the options vesting periods. The Company’s proforma net income (loss) under Canadian generally accepted accounting principles would be reduced by $8,842 (2002:6,532) for the year ended December 31, 2003. Basic earnings (loss) per share figures would not have changed. The pricing model assumes weighted average risk free interest rates of 4.15% weighted average expected dividend yields of nil, weighted average expected common stock price volatility of 166% and a weighted average expected life of 5 years.

(e)

Warrants:

The following summarizes the Class C warrants outstanding:

Number of	Weighted average
Warrants	Exercise price

January 1, 2002	500,000	$ 0.15
Expired	(500,000)	0.15

December 31, 2003	-	$ -

The following summarize the Class D warrants outstanding:

Number of	Weighted average
Warrants	Exercise price

January 1, 2002	-	$ -
Issued (note 9 (i) )	2,775,000	0.10

December 31, 2002	2,775,000	$ 0.10
Exercised	2,751,780	0.12
Expired	23,220	0.12

December 31, 2003	-	$ -

(f)

(Loss) earnings per share:

Basic (loss) earnings per share:

2003	2002

Numerator:
(Loss) earnings for the year	$ (257,082)	$ 67,876

Denominator:
Average number of common shares outstanding	20,865,539	18,883,827
Escrowed shares	(2,137,903)	(2,860,538)

Weighted average number of common shares	18,727,636	16,023,289

Basic (loss) earnings per share	$ (0.01)	$ 0.00

Diluted loss per share is not presented as the effect would be anti-dilutive.

10.

Income taxes:

The provision for income taxes reflects an effective income tax rate, which differs from the Canadian corporate income tax rate as follows:

2003	2002

Combined basic Canadian federal and provincial income tax rate	36.6%	38.6%

Effective income tax charge (recovery) on income (loss) before income taxes	$ (42,000)	$ 79,000
Increase (decrease) resulting from:
Change in the valuation allowance for future tax assets allocated to income	249,000	2,000
Tax expense
Effect of reduced income taxes in foreign jurisdiction	(125,000)	-
Adjustment to future tax assets and liabilities for enacted changes in
Income tax rates	(52,000)	-
Non-taxable portion of gain on issue of shares by subsidiary	-	(39,000)
Withholding tax on sales to China	143,251	135,261
Other	(30,000)	(39,139)

$ 143,251	$ 138,122

The tax effect of temporary differences representing future tax assets is as follows:

2003	2002

Future tax assets:
Operating loss carry forwards	$ 903,000	$ 669,000
Share issue costs	88,000	73,000

	991,000	742,000

Valuation allowance	(991,000)	(742,000)

Net future tax assets	$ -	$ -

Future tax assets and liabilities will be impacted by changes in future tax laws and rates.  The effects of these changes are not currently determinable.

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized.  The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible.  Management considers projected future taxable income, uncertainties related to the industry in which the Company operates and tax planning strategies in making this assessment. The Company has not recognized future benefit for these losses.

At December 31, 2003, the Company has non-capital losses available for carryforward for Canadian income tax purposes amounting to $2,580,000. These losses expire in the following fiscal years:

2004	$ 271,000
2005	501,000
2006	303,000
2007	505,000
2008	387,000
2009	56,000
2010	557,000

$ 2,580,000

11.

Government grants:

The Company recorded government grants of approximately $283,985 (2002 – 54,000), relating to the Company's publishing projects in China and Canada. These government grants are used to reduce direct expenses related to these projects.

12.

Related party balances and transactions:

During the year, the Company had the following transactions with related parties, made in the normal course of operations, and accounted for at an amount of consideration established and agreed to by the Company and related parties. These transactions have not been disclosed elsewhere in the financial statements:

Consulting fees of $124,389 (2002 - $90,000) were paid to a company controlled by a director of the Company in the normal course of business.  At December 31, 2003, $NIL  (2002 - $16,050) is included in accounts payable.  A success fee of $NIL (2002 - $18,500) was paid to a company controlled by a director of the Company.

The shareholder loans were interest bearing at 12% (2002 - 12%) per annum.  Interest expense for the year was $15,665 (2002 - $11,786).

13.

Financial instruments and risk management:

(a)

Currency risk:

The Company is subject to currency risk through its activities outside of Canada.  Unfavourable changes in the exchange rate may affect the operating results of the Company.  The Company is also exposed to foreign exchange risk as a substantial amount of its revenue is denominated in U.S. dollars and Chinese Reminibi ("RMB").

The Company does not actively use derivative instruments to reduce its exposure to foreign currency risk.  There were no derivative instruments outstanding at December 31, 2003 and 2002.

(b)

Financial Instruments:

The significant financial instruments of the company, their carrying values and the exposure to U.S. dollar denominated monetary assets and liabilities, as of December 31, 2003 are as follows:

Total	USD	CAD

Cash	$ 232,502	$ 53,676	$ 69,779
Accounts payable	528,092	248,688	323,295

	760,594	302,364	393,074

Accounts payable and accrued liabilities	145,197	8,176	12,399

	145,197	8,176	12,399

Net exposure		$ 294,188	$ 380,675

(c)

Fair market values:

The carrying values of cash, accounts receivable, loan receivable, bank indebtedness, accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity.  The fair value of long-term debt is not significantly different from its carrying value based on rates for similar instruments currently available to the Company and its maturity terms.

(d)

Concentration of risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable and loan receivable.  Cash and short-term investments consist of deposits with major financial institutions.  With respect to accounts receivable, the Company performs periodic credit evaluations of the financial condition of its customers and typically does not require collateral from them.  Management assesses the need for allowances for potential credit losses by considering the credit risk of specific customers, historical trends and other information.  The majority of the accounts receivable are secured through an insurance policy provided by Export Development Corporation. The loan receivable is secured by a personal guarantee.

14.

Major customers

The Company has sales to a major customer in 2003 (2 customers in 2002) which is a government agency of the People’s Republic of China. The accounts receivable due from this customer are insured by the Export Development Corporation. The total percentage of sales to this customer during the years and the total percentage of amount due from the customers, as of December 31, 2003 and 2002, are as follows:

Sales	Accounts receivable

2003	2002	2003	2002

Customer 1	97%	70%	52%	78%
Customer 2	-	-	2%	11%

15.

Segmented information:

The Company operates as an international business and has no distinct reportable business segments.

The Company develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school and retail bookstore market in China and for educational school market in Canada.

The Company's revenue by geographic region based on the region in which the customer is located is as follows:

2003	2002

Canada	$ 29,884	$ 397,336
China	987,933	931,784

$ 1,017,817	$ 1,329,120

Substantially all of the Company's identifiable assets as at December 31, 2003 and 2002 are located in Canada.

16.

Gain on issue of shares by subsidiary:

During January to August 2002, EnglishLingo, Inc., a subsidiary of the Company, issued 2,709,000 common shares at $0.0375 per share for total cash proceeds of $101,588 pursuant to the distribution exemption as a "closely-held issuer" within the meaning of Rule 45-501 of the Ontario Securities Commission.  As a result of this offering, the Company recorded a dilution gain of $101,588. Prior to the transaction, the Company owned 93.9% of EnglishLingo, Inc.'s common shares.  Subsequently, the Company's ownership interest was 83.3%.

Due to the Company's loss position, no income taxes were recorded on the above dilution gains.

17.

Commitments:

Future minimum lease payments under operating leases for premises and equipment are as follows:

2004	$ 44,156
2005	10,046
2006	1,612

18.

Reconciliation of Canadian and United States generally accepted accounting principles ("GAAP"):

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. Except as set out below, these financial statements also comply, in all material aspects, with accounting principles generally accepted in the United States.

The following tables reconcile results as reported under Canadian GAAP with those that would have been reported under United States GAAP.

Statements of Operations:

2003	2002

(Loss) Income for the year – Canadian GAAP	$ (257,082)	$ 67,875
Impact of United States GAAP and adjustments:
Amortization of development costs (a)	135,353	133,290
Amortization of software development costs (b)	41,395	41,395
Compensation expense (c)	-	(119,217)
Share issue costs (d)	(45,629)	(63,058)

(Loss) Income for the year – United States GAAP	$ (125,963)	$ 60,285

Statements of cash flows:

2003	2002

Cash provided by operating activities – Canadian GAAP	$ 91,940	$ 2,238
Impact of the United States GAAP and adjustments:
Share issue costs (d)	(45,629)	(63,058)

Cash provided by operating activities – United States GAAP	$ 46,311	$ (60,820)

2003	2002

Cash provided by operating activities – Canadian GAAP	$ 181,211	$ 85,343
Impact of the United States GAAP and adjustments:
Share issue costs (d)	45,629	-

Cash provided by operating activities – United States GAAP	$ 226,840	$ 85,343

2003	2002

Shareholders’ equity based on Canadian GAAP	$ 1,620,349	$ 1,627,297
Development costs (a)	(581,794)	(717,328)
Software development costs (b)	(31,046)	(72,440)
Share issue costs (d)	-	(63,058)
Compensation expense (c)	(243,250)	(243,250)

Shareholders’ equity – United States GAAP	$ 764,259	$ 531,221

Under United States GAAP, the amounts shown on the consolidated balance sheets for development costs and software development costs would be $124,698 (2002:$10,313) and $nil (2002:$nil) for 2003 respectively.

(a)

Development costs:

Under Canadian GAAP, the Company defers the incremental costs relating to the development of and the pre-operating phases of new businesses and established business and amortizes these costs on a straight-line basis over periods up to five years.  Under United States GAAP, incremental costs related to the development of and the pre-operating plan of a new business are expenses as incurred but the incremental costs incurred for established businesses are capitalized and amortized over on a straight line basis over periods up to five years.

(b)

Software development costs:

Under United States GAAP, the software development costs would be expensed as incurred.

(c)

Options to consultants:

Starting January 1, 2002 under United States and Canadian GAAP, the Company records compensation expense based on the fair value for stock or stock options granted in exchange for services from consultants. Before January 1, 2002, for the options issued and completely vested the Company did not recognize a compensation expense under Canadian GAAP but recorded a compensation expense under US GAAP for the options issued to consultants.   In respect to options issued before January 1, 2002 but vesting in year 2002, the Company records expense under US GAAP but recognized no expenses under Canadian GAAP.

(d)

Share Issue costs:

The Company incurred costs in 2003 and prior years to file registration statement with Securities and Exchange Commission in order to interlist for trading in United States. In accordance with US GAAP these costs are expensed as incurred but charged against share capital under Canadian GAAP. There is no effect on shareholder equity in 2003 as funds expended in 2003 have already been charged to shareholder equity.

(e)

Statement of comprehensive income:

Statement No. 130, Reporting Comprehensive Income ("SFAS 130"), establishes standards for the reporting and disclosure of comprehensive income and its components in financial statements.  Components of comprehensive income or loss include net income or loss and all other changes in other non-owner changes in equity, such as the change in the cumulative translation adjustment and the unrealized gain or loss for the year on "available-for-sale" securities.  For all periods presented, comprehensive loss is the same as loss for the year under US GAAP.

(f)

Stock-based compensation disclosure:

The Company measures compensation expense relating to employee stock option plans for United States GAAP purposes using the intrinsic value method specified by APB Opinion No. 25 and in the Company's circumstances would not be materially different from compensation expense as determined under Canadian GAAP. Had the Company determined compensation expense based on the fair values at the grant dates of the stock options consistent with the method prescribed under Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 123 ("SFAS 123"), the Company's loss would have been reported as the pro forma amounts indicated below:

2003	2002

(Loss) Income in accordance with United States GAAP	$ (125,963)	$ 60,285
Pro forma (loss) income	(134,805)	53,755

Pro forma (loss) income per share – basic and diluted (i)	$ (0.00)	$ 0.00

(i)

Diluted pro forma loss per share for 2003 is not presented as the effect would be anti-dilutive.

The effects on pro forma disclosure of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosure in future years.

The weighted average estimated fair value at the date of grant, as defined by SFAS 123, for options granted in fiscal 2003 was $0.08 (2002 - 0.10).

The fair value of each option granted was estimated on the date of grant using the Black-Scholes fair value option pricing model with the following assumptions:

2003	2002

Risk-free interest rate	4.15%	4.75%
Dividend yield	-	-
Expected volatility	166%	207%
Expected life of the options in years	5	5

For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

(g)

Recent Accounting Pronouncements:

(i)

On April 30, 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (""SFAS 145"").  Among other amendments and rescissions, SFAS No.145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect, unless such gains and losses meet the criteria in paragraph 20 of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The adoption of SFAS 145 did not have a material impact on the Company’s financial position or results of operations.

(ii)

In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, Accounting for Exit or Disposal Activities.  SFAS No. 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract.  SFAS No. 146 supercedes Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).  SFAS No. 146 will be effective for exit or disposal activities of the Company that are initiated after December 31, 2002 and had not had a material impact on the Company’s financial position or results of operations.

(iii)

In May 2003, FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, which establishes standards for the classification and measurement of these financial instruments. SFAS No. 150 is effective as of July 1, 2003. The adoption of SFAS 150 did not have a material impact on the Company’s financial position or results of operations.

19.

Comparative figures:

Certain comparative figure have been reclassified to conform with the financial statement presentation adopted in the current year.